UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 3, 2010 (October 29, 2010)

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 29, 2010, concurrently with the closing of the acquisition of KSNET, Inc. (“KSNET”) described in Item 2.01 below, Net1 Applied Technologies Korea (“Net1 Korea”), an indirect wholly-owned subsidiary of Net 1 UEPS Technologies, Inc. ( “Net 1”), entered into a Senior Facilities Agreement (the “Facilities Agreement”) with a group of financial institutions led by Republic of Korea-based Hana Bank which provides for Net1 Korea to borrow up to 130.5 billion Korean won (“KRW”) to finance a portion of the purchase price for KSNET. Net1 Korea borrowed the entire KRW 130.5 billion at the time of closing. The terms and conditions of the Facilities Agreement are more fully discussed in Item 2.03 below.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 16, 2010, Net1 announced that it had agreed to purchase 98.73% of the outstanding share capital of KSNET, a leading Korean payment processor, for KRW 270 billion in cash, subject to a post-closing working capital adjustment. The acquisition closed on October 29, 2010. At the closing, Net1 Korea paid a portion of the purchase price (and related transaction expenses) with cash on hand and the remainder with the proceeds of the KRW 130.5 billion loan provided pursuant to the Facilities Agreement.

A copy of the press release issued on November 1, 2010 announcing the closing of the acquisition is attached hereto as Exhibit 99.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Facilities Agreement provides for three separate facilities: a Facility A loan to Net1 Korea of up to KRW 130.5 billion (divided into Facility A1 (KRW 65.5 billion) and Facility A2 (KRW 65.0 billion)) and a Facility B loan to KSNET of up to KRW 65.0 billion. Net1 borrowed the full amount of the Facility A loans on the closing date of the acquisition to fund a portion of the purchase price. The Facility B loan, if drawn, must be used to repay the Facility A2 loan and may be borrowed only if Net1 Korea and KSNET complete a merger transaction with each other. Interest on the loans is payable quarterly and is based on the Korean CD rate in effect from time to time plus a margin of 4.10% for Facility A loans and 3.90% for the Facility B loan. The Facility A1 loan matures on the fifth anniversary of the initial drawdown with no required principal prepayments. Principal on the Facility A2 loan and Facility B loan is repayable in scheduled installments, beginning twelve months after initial drawdown and thereafter, semi-annually with final maturity scheduled for 54 months after initial drawdown. The loans are secured by substantially all of KSNET’s assets, a pledge by Net1 Korea of its entire equity interest in KSNET and a pledge by the immediate parent of Net1 Korea (also one of our subsidiaries) of its entire equity interest in Net1 Korea. The Facilities Agreement contains customary covenants that require Net1 Korea and its consolidated subsidiaries to maintain certain specified financial ratios (including a leverage ratio and a debt service coverage ratio) and restrict their ability to make certain distributions with respect to their capital stock, prepay other debt, encumber their assets, incur additional indebtedness, make capital expenditures above specified levels, engage in certain business combinations and engage in other corporate activities. The loans under the Facilities Agreement are without recourse to, and the covenants and other agreements contained therein do not apply to, Net1 or any of Net1’s subsidiaries (other than Net1 Korea and its subsidiaries, including KSNET).

The foregoing description of the Facilities Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Facilities Agreement, a copy of which is attached hereto as Exhibit 10.52 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements of business acquired.

All required financial statements with respect to KSNET will be filed by amendment pursuant to Item 9.01(a)(4) within 71 days following the filing of this report.

(b) Pro forma financial information.

All required pro forma financial information will be filed by amendment pursuant to Item 9.01(b)(2) within 71 days following the filing of this report.

(d) Exhibits.

Exhibit No.	Description

10.51

Senior Facilities Agreement dated October 29, 2010, between Net 1 Applied Technologies Korea, as borrower, Hana Daetoo Securities Co., Ltd., as mandated lead arranger, Shinhan Bank and Woori Bank, as co-arrangers, the financial institutions listed therein as original lenders and Hana Bank, as agent and security agent.

99.1	Press release issued November 1, 2010.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: November 3, 2010	By: /s/ Herman Gideon Kotzé
Herman Gideon Kotzé
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.51

Senior Facilities Agreement dated October 29, 2010, between Net 1 Applied Technologies Korea, as borrower, Hana Daetoo Securities Co., Ltd., as mandated lead arranger, Shinhan Bank and Woori Bank, as co-arrangers, the financial institutions listed therein as original lenders and Hana Bank, as agent and security agent.

99.1	Press release issued November 1, 2010.